Exhibit 99.1

FOR RELEASE:	April 29, 2020

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

FIRST QUARTER 2020 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (NASDAQ: SLCT) (the “Company”), the holding company for Select Bank & Trust Company, today reported net income for the quarter ended March 31, 2020 of $1.1 million with basic and diluted earnings per share of $0.06, compared to net income of $3.3 million with basic and diluted earnings per share of $0.17 for the comparative quarter ended March 31, 2019. The decrease in net income in the first quarter of 2020 compared to 2019 was primarily attributable to $389,000 of expenses associated with new branches in Cornelius, North Carolina (the Charlotte area), Holly Springs, North Carolina (the Raleigh area) and Virginia Beach, Virginia and an increase of the provision for credit losses of $2.3 million due to unprecedented changes in certain economic indicators as a result of the COVID-19 pandemic.

Total assets, deposits, and gross loans for the Company as of March 31, 2020 were $1.3 billion, $982.7 million, and $1.0 billion, respectively, compared to total assets of $1.2 billion, total deposits of $951.0 million, and total loans of $991.8 million as of the same date in 2019.

Comments of the Chief Executive Officer and Other Matters

William Hedgepeth, President and Chief Executive Officer stated, “Overall, we were pleased with our first-quarter earnings and the continued franchise growth from the implementation of our strategic initiatives. However, the end of the quarter was punctuated by arrival of the COVID-19 pandemic. As the implications of this event rapidly evolved and its significance was understood, we knew the nation was in uncharted territory. We are extremely concerned for those who are suffering, for the well-being of our health care workers, and for our customers, friends, neighbors and employees as they continue to provide services to their community. Our goal over the past few weeks, and into the future, is to continue providing crucial financial services in a safe and timely manner, which will hopefully help to contribute to a faster recovery in the markets we serve. We have taken prudent steps to secure our financial position so that we will have the capacity and ability to meet the needs of our customers and communities as the impact of COVID-19 continues to affect them and our economy more generally.”

Hedgepeth continued, “We are participating in the Paycheck Protection Program, or PPP, providing loans to assist our customers with funds to work through this pandemic. Within the last couple of weeks, we have assisted more than 990 customers with over $88 million dollars in PPP loans. These loans, which are eligible for forgiveness, provide funds to be used by small businesses to continue paying their employees, rent, mortgages and utilities, all of which assist small businesses with keeping employees on the payroll. This program is designed to enhance the economic infrastructure of the communities we serve by providing the resources needed for small businesses to reopen in the near future. We have provided additional staff resources, together with an “all hands on deck” philosophy to facilitate as many customer requests as possible by assisting them in applying for and participating in this stimulus program in a very limited period of time. We also continue to work with our customers in other ways, such as offering loan payment deferral options in certain circumstances.”

“We are dealing with unprecedented times and it is paramount that we remain flexible and accommodate the needs of the communities in which we operate. All of our branches are open for drive-thru activity while keeping the health and safety of our customers and employees as our primary objective. We will strive to provide as many solutions as possible, in a timely manner that strengthen the business partnerships we have developed as we all proceed through the recovery process.”

Other matters of interest to shareholders are:

•	The Company repurchased 275,366 shares of Company common stock during the first quarter of 2020 under the repurchase plan authorized by the Board of Directors in 2019. The Company may repurchase up to an additional 235,140 shares of its common stock under the repurchase plan.
•	Loan growth was over $9.5 million in the first quarter of 2020.
•	With the closing of the acquisition of three branches on April 17, 2020 in western North Carolina, our total assets are in excess of $1.5 billion.

Net Interest Income and Net Interest Margin

Net interest income was $11.5 million for the first quarter of 2020 and 2019. On a comparative quarter basis, the Company’s total interest income was positively affected by increased loan balances due to growth which was offset by a decreasing yield, a decrease in securities balances and a lower yield plus the reduction in other earning assets at a lower yield. Average total interest-earning assets were $1.1 billion in the first quarter of 2020 and 2019. The yield on those assets decreased 4 basis points, from 5.02% in the first quarter of 2019 to 4.98% for the same period in 2020. This was primarily due to lower rates on recently originated loans and a reduction of accretion from acquired loans on a comparative quarter basis.

The Company’s average interest-bearing liabilities increased by $16.8 million, to $788.4 million for the quarter ended March 31, 2020, from $771.6 million for the first quarter of 2019. Low-cost savings, NOW and money market deposits increased $19.3 million while the cost of transactional deposits decreased from 0.48% to 0.43%, or 5 basis points year over year. The cost of total deposits increased from 0.90% in the first quarter of 2019 to 0.94% in the first quarter of 2020 due to the increase in the cost of time deposits. During the first quarter of 2020, the Company’s net interest margin was 4.03% and net interest spread was 3.59%. In the first quarter of 2019, net interest margin was 4.09% and net interest spread was 3.65%.

Provision for Loan Losses and Asset Quality

During the first quarter of 2020, the Company recorded a provision for loan losses of $2.3 million, based primarily on loan growth and adjustments to qualitative allowance factors and preliminary estimates related to the economic impact of the COVID-19 pandemic. There was a 0.15% allowance applied to all loan pools for factors related to the economic impact of COVID-19. Additionally, due to the COVID-19 pandemic, we increased our reserve an additional five basis points (.05%) in response to qualitative factors for gross domestic product, peer group delinquency, and North Carolina unemployment in all loan pools. As a result, $1.4 million of the $2.3 million provision was attributable to the impact COVID -19 on the reserve’s increase. We granted payment extensions on approximately 285 commercial and consumer loans related to the impact of COVID – 19. On a comparative quarter basis, the Company recorded a provision for loan losses of $112,000, based primarily on loan growth and adjustments to qualitative loan factors related to trends in the loan portfolio for the first quarter of 2019. In the first quarter of 2020, the Company recorded net charge-offs of $12,000 compared to net charge-offs of $271,000 in the first quarter of 2019. These charge-offs resulted in a net charge-off rate of 0.00% of average loans for the current quarter, compared to a net charge-off rate of 0.11% in the first quarter of 2019.

Non-interest Income

Non-interest income for the quarter ended March 31, 2020 was $1.4 million, an increase of $247,000 from $1.2 million in the first quarter of 2019. Service charges on deposit accounts increased $72,000, to $338,000 for the quarter ended March 31, 2020, from $266,000 for the first quarter in 2019. Other non-deposit fees and income increased $39,000 from the first quarter of 2019 to the first quarter of 2020. Fees of $185,000 from presold mortgages and $108,000 from SBA loans totaled $293,000 in the first quarter of 2020, which represented an increase of $136,000 from the $157,000 of fees in the first quarter of 2019. The Company did not sell any investment securities in the first quarter of 2020 or 2019.

Non-interest Expense

Non-interest expenses increased by $943,000 to $9.2 million for the quarter ended March 31, 2020, from $8.3 million for the same period in 2019. In general, most categories of non-interest expenses increased, primarily due to an increase in the number of branches. The following are highlights of the significant categories of non-interest expenses during the first quarter of 2020 versus the same period in 2019:

•	Personnel expenses increased $661,000 to $5.6 million, due to additional personnel and cost-of-living increases.
•	Occupancy expenses increased $204,000, primarily due to additional branches, repairs and maintenance and increased rent expense due to normal rent escalation.
•	Integration-related expenses increased $39,000.
•	CDI expense decreased $40,000 due to amortization.
•	Information systems expense increased by $249,000 due to increased expenses related to a new mobile banking platform and security cost for the core processing system.
•	Professional fees decreased by $10,000 to $372,000.
•	Deposit insurance expenses decreased by $117,000 due to increased premium credit earned.

Income Taxes

The Company’s effective tax rate was 20.2% and 21.0% for the quarters ended March 31, 2020 and 2019, respectively.

Balance Sheet

Total assets at March 31, 2020 were $1.3 billion, an increase of $21.4 million from a year earlier. Gross loans at March 31, 2020 were $1.0 billion, up $47.7 million or 4.8% from a year earlier, and total deposits were $982.7 million, an increase of $31.7 million or 3.3% from a year earlier.

Retail deposits (excluding brokered deposits and internet time deposits) grew at a rate of 6.1% or $34.3 million as of March 31, 2020 compared to the same period in 2019. Wholesale deposits decreased from $26.3 million at March 31, 2019 to $19.5 million at March 31, 2020 as we continue emphasizing core deposit growth to replace wholesale deposits.

Completion of Acquisition of Three Branches in Western North Carolina

As previously announced, on April 17, 2020, the Company’s subsidiary, Select Bank & Trust completed its purchase of three branches from Entegra Bank, a division of First Citizens Bank.

The branches are located at 473 Carolina Way, Highlands, NC; 498 East Main Street, Sylva, NC; and 30 Hyatt Road, Franklin, NC. As part of the purchase, Select Bank & Trust Company assumed approximately $185 million in deposits and purchased approximately $107 million in loans.

About Select Bank & Trust Company

Select Bank & Trust has 22 full-service offices in these North Carolina communities: Dunn, Burlington, Charlotte, Clinton, Cornelius (Charlotte area), Elizabeth City, Fayetteville, Franklin, Goldsboro, Greenville, Highlands, Holly Springs (Raleigh area), Leland, Lillington, Lumberton, Morehead City, Raleigh, Sylva, and Wilmington, North Carolina; in the following South Carolina communities: Blacksburg and Rock Hill; and in Virginia Beach, Virginia.

About Select Bancorp, Inc.

Select Bancorp, Inc. is a bank holding company headquartered in Dunn, North Carolina. The Company primarily conducts operations through its wholly owned subsidiary, Select Bank & Trust Company, a North Carolina-chartered commercial bank that provides a full suite of banking services through its offices in North Carolina, South Carolina, and Virginia. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “SLCT”.

Non-GAAP Financial Measures

Certain financial measures we use to evaluate our performance and discuss in this release and the accompanying tables are identified as being “non-GAAP financial measures.” In accordance with the rules of the Securities and Exchange Commission, or the SEC, we classify a financial measure as being a non-GAAP (generally accepted accounting principles) financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of operations, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar, or with names similar, to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

Tangible book value per share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders’ equity less goodwill and core deposit intangibles; and (b) tangible book value per share as tangible common equity (as described in clause (a)) divided by shares of common stock outstanding. For tangible book value per share, the most directly comparable financial measure calculated in accordance with GAAP is our book value per share. A reconciliation of tangible book value per share to book value per share is included in the tables that accompany this release.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

Important Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, revenue, and expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to anticipated market share growth, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to: the ongoing COVID-19 pandemic and measures intended to prevent its spread, which include wide disruptions to business activity that may impact the financial strength of our borrowers; our ability to manage growth or achieve it at all; substantial changes in financial markets; our ability to obtain the synergies and expense efficiencies anticipated from our acquisition activity and branch divestures and consolidations; regulatory changes; changes in interest rates, including the impact of such changes on our net interest margin; loss of deposits and loan demand to other savings and financial institutions; adverse economic conditions that impact our borrowers’ ability to pay their debts when due, including the rapid rise in unemployment associated with the COVID-19 pandemic; and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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SELECT BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
		(Dollars in thousands)
ASSETS

Cash and due from banks	$20,030	$19,110	$20,052	$20,397	$15,586
Interest-earning deposits in other banks	35,544	50,920	53,093	100,584	44,894
Certificates of deposit	-	-	500	500	1,000
Federal funds sold	11,673	9,047	10,728	21,961	9,809
Investment securities available for sale, at Fair Value	64,738	72,367	76,941	83,102	86,727
Loans held for sale	1,606	928	1,714	826	354
Loans	1,039,514	1,029,975	1,014,928	997,062	991,801
Allowance for loan losses	(10,586)	(8,324)	(8,056)	(8,303)	(8,510)
NET LOANS	1,028,928	1,021,651	1,006,872	988,759	983,291

Accrued interest receivable	3,839	4,189	3,902	4,028	4,120
Stock in Federal Home Loan Bank of Atlanta, at cost	3,059	3,045	3,045	3,045	3,342
Other non-marketable securities	718	719	719	718	738
Foreclosed real estate	3,737	3,533	1,442	1,468	1,046
Premises and equipment, net	17,868	17,791	18,150	18,274	17,715
Right of use lease asset	8,414	8,596	8,776	8,953	8,750
Bank owned life insurance	29,950	29,789	29,621	29,451	29,282
Goodwill	24,579	24,579	24,579	24,579	24,579
Core deposit intangible ("CDI")	1,431	1,610	1,803	2,011	1,866
Assets held for sale	-	-	-	-	668
Other assets	7,380	7,202	7,697	8,141	8,310
TOTAL ASSETS	$1,263,494	$1,275,076	$1,269,634	$1,316,797	$1,242,077

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand	$250,031	$240,305	$243,889	$252,666	$240,262
Savings	41,815	43,128	43,355	46,037	48,080
Money market and NOW	306,051	280,145	283,414	292,629	262,169
Time	384,754	429,260	417,015	438,918	400,455
TOTAL DEPOSITS	982,651	992,838	987,673	1,030,250	950,966

Short-Term Debt	20,000	-	-	-	7,000
Long-Term Debt	37,372	57,372	57,372	57,372	57,372
Lease Liability	8,669	8,813	8,951	9,086	8,842
Accrued interest payable	536	578	596	637	519
Accrued expenses and other liabilities	2,181	2,700	2,993	2,607	3,927
TOTAL LIABILITIES	1,051,409	1,062,301	1,057,585	1,099,952	1,028,626

Shareholders' Equity
Common stock	18,056	18,330	18,513	19,262	19,326
Additional paid-in-capital	138,788	140,870	142,878	150,275	150,877
Retained Earnings	53,779	52,675	49,634	46,395	42,947
Common stock issued to deferred compensation trust	(2,791)	(2,815)	(2,730)	(2,652)	(2,652)
Directors' Deferred Compensation Plan Rabbi Trust	2,791	2,815	2,730	2,652	2,652
Accumulated other comprehesive income	1,462	900	1,024	913	301
TOTAL SHAREHOLDERS' EQUITY	212,085	212,775	212,049	216,845	213,451

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,263,494	$1,275,076	$1,269,634	$1,316,797	$1,242,077

SELECT BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended					For the Twelve Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2019	December 31, 2018
INTEREST INCOME
Loans	$13,589	$14,124	$13,924	$13,515	$13,042	$54,605	$53,796
Federal funds sold and interest-earning
deposits in other banks	168	258	581	456	543	1,838	1,618
Investments	421	434	503	601	465	2,003	1,421
TOTAL INTEREST INCOME	14,178	14,816	15,008	14,572	14,050	58,446	56,835

INTEREST EXPENSE
Money market, NOW and savings deposits	348	420	433	407	356	1,616	1,339
Time deposits	1,931	2,075	2,248	1,985	1,753	8,061	6,293
Short-term debt	87	6	4	26	26	62	328
Long-term debt	352	447	455	457	458	1,817	1,490
TOTAL INTEREST EXPENSE	2,718	2,948	3,140	2,875	2,593	11,556	9,450

NET INTEREST INCOME	11,460	11,868	11,868	11,697	11,457	46,890	47,385

PROVISION FOR (RECOVERY OF) LOAN LOSSES	2,273	302	231	(207)	112	438	(156)

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	9,187	11,566	11,637	11,904	11,345	46,452	47,541

NON-INTEREST INCOME
Fees on the sale of mortgages	293	148	218	230	157	753	497
Gain on securities	0	0	48	0	0	48	0
Service charges on deposit accounts	338	303	308	284	266	1,161	1,124
Other fees and income	813	995	874	814	774	3,457	3,080
TOTAL NON-INTEREST INCOME	1,444	1,446	1,448	1,328	1,197	5,419	4,701

NON-INTEREST EXPENSE
Personnel	5,632	5,152	5,124	5,031	4,971	20,278	18,304
Occupancy and equipment	931	973	1,073	922	727	3,695	3,666
Deposit insurance	(12)	19	(30)	90	105	184	628
Professional Fees	372	503	518	483	382	1,886	1,394
CDI amortization	179	193	208	205	219	825	1,016
Merger/acquisition related expenses	39	171	128	107	0	406	1,826
Information systems	1,038	974	852	877	789	3,492	3,372
Foreclosed-related expenses	5	109	(9)	10	30	140	115
Other	1,063	1,000	1,067	1,086	1,081	4,234	4,229
TOTAL NON-INTEREST EXPENSE	9,247	9,094	8,931	8,811	8,304	35,140	34,550

INCOME BEFORE INCOME TAXES	1,384	3,918	4,154	4,421	4,238	16,731	17,692

INCOME TAXES	280	877	915	973	931	3,696	3,910
NET INCOME	$1,104	$3,041	$3,239	$3,448	$3,307	$13,035	$13,782
NET INCOME PER COMMON SHARE OUTSTANDING
Basic	$0.06	$0.17	$0.17	$0.18	$0.17	$0.69	$0.87
Diluted	$0.06	$0.16	$0.17	$0.18	$0.17	$0.68	$0.87

WEIGHTED AVERAGE COMMON
Basic Outstanding Shares	18,255,351	18,414,393	19,028,572	19,318,358	19,315,686	19,016,808	15,812,585
Diluted Outstanding Shares	18,287,064	18,460,118	19,073,235	19,359,492	19,365,354	19,063,237	15,877,633

Select Bancorp, Inc.

Asset quality

	For Periods Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2019	December 31, 2018

Non-accrual loans	7,201	5,941	9,083	10,521	6,337	5,941	7,257
Accruing TDRs	5,619	6,207	6,477	6,061	5,246	6,207	4,378
Total non-performing loans	12,820	12,148	15,560	16,582	11,583	12,148	11,635
Foreclosed real estate	3,737	3,533	1,442	1,468	1,046	3,533	1,088
Total non-performing assets	16,557	15,681	17,002	18,050	12,629	15,681	12,723

Accruing loans past due 90 days or more	1,182	1,231	2,296	2,447	3,146	1,231	3,167
Allowance for loan losses	10,586	8,324	8,056	8,303	8,510	8,324	8,669

Non-performing loans to period ending loans	1.23%	1.18%	1.53%	1.66%	1.17%	1.18%	1.18%
Non-performing loans & accruing loans past
due 90 days or more to period ending loans	1.35%	1.30%	1.76%	1.91%	1.49%	1.30%	1.50%
Allowance for loans to period end loans	1.02%	0.81%	0.79%	0.83%	0.86%	0.81%	0.88%
Allowance for loans to non-performing loans	83%	69%	52%	50%	73%	69%	75%
Allowance for loans to non-performing Assets	64%	53%	47%	46%	67%	53%	68%
Allowance for loans to non-performing Assets
and accruing loans past due 90 days or more	60%	49%	42%	41%	54%	49%	55%
Non-performing assets to total assets	1.31%	1.23%	1.34%	1.37%	1.02%	1.23%	1.01%
Non-performing assets to accruing loans
past due 90 days or more to total assets	1.40%	1.33%	1.52%	1.56%	1.27%	1.33%	1.26%

SELECT BANCORP, INC.

Reconciliation of GAAP to Non-GAAP Measures

($ in thousands, except per share data, unaudited)

	For the Three Months Ended					For the Twelve Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2019	December 31, 2018
Net interest margin:
Net Interest Margin-tax equivalent (1)	11,489	11,901	11,903	11,740	11,496	47,037	47,535
Purchased loan accretion and early payoff charges	(105)	(226)	(210)	(268)	(200)	(904)	(3,051)
Net Interest Margin(2) (Non-GAAP)	11,384	11,675	11,693	11,472	11,296	46,133	44,484

Loans receivable interest income:
Loans receivable interest income	13,589	14,124	13,924	13,515	13,042	54,645	53,822
Purchased loan accretion and early payoff charges	(105)	(226)	(210)	(268)	(200)	(904)	(3,051)
Loans receivable interest income (Non-GAAP)	13,484	13,898	13,714	13,247	12,842	53,741	50,771

Acquired and non-acquired loans:
Acquired loans recievable	122,363	129,595	141,765	152,090	173,771	129,595	186,243
Non-acquired loans recievable	917,151	900,380	873,163	844,972	818,030	900,380	799,797
Total gross loans recievable	1,039,514	1,029,975	1,014,928	997,062	991,801	1,029,975	986,040
% Acquired	11.8%	12.6%	14.0%	15.3%	17.5%	12.6%	18.9%

Non-acquired loans	917,151	900,380	873,163	844,972	818,030	900,380	799,797
Allowance for loan losses	10,586	8,324	8,056	8,303	8,510	8,324	8,669
Allowance for loan losses to non-acquired loans (Non-GAAP)	1.15%	0.92%	0.92%	0.98%	1.04%	0.92%	1.08%

Total gross loan receivable	1,039,514	1,029,975	1,014,928	997,062	991,801	1,029,975	986,040
Allowance for loan losses	10,586	8,324	8,056	8,303	8,510	8,324	8,669
Allowance for loan losses to total gross loans receivable	1.02%	0.81%	0.79%	0.83%	0.86%	0.81%	0.88%

	For Periods Ended
	March 31, 2019	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2019	December 31, 2018
Tangible common equity
Total shareholders' equity	$212,085	$212,775	$212,049	$216,845	$213,451	$212,775	$209,611
Adjustment:
Goodwill	24,579	24,579	24,579	24,579	24,579	24,579	24,579
Core deposit intangibles	1,431	1,610	1,803	2,011	1,866	1,610	2,085
Tangible common equity	$186,075	$186,586	$185,667	$190,255	$187,006	$186,586	$182,947
Common shares outstanding(3)	18,055,692	18,330,058	18,513,078	19,261,989	19,326,485	18,330,058	19,311,505
Book value per common share(4)	$11.75	$11.61	$11.45	$11.26	$11.04	$11.61	$10.85
Tangible book value per common share(5)	$10.31	$10.18	$10.03	$9.88	$9.68	$10.18	$9.47

(1)	Net interest margin-tax equivalent reflects tax-exempt income on a tax-equivalent basis.
(2)	Net interest margin-core and yield on loans - core excludes the impact of purchase accounting accretion, loan payoff charges and related deferred fees recognized related to early loan repayments.
(3)	Excludes the dilutive effect of common stock issuable upon exercise of stock options.
(4)	We calculate book value per common share as shareholders' equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.
(5)	We calculate the tangible book value per common share as total shareholders' equity less goodwill, preferred stock and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period.

Select Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except share and per share data)

	For the Quarter Ended					For the Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2020	2019	2019	2019	2019	2019	2018	2017

Summary of Operations:
Total interest income	$14,178	$14,816	$15,008	$14,572	$14,050	$58,446	$56,835	$39,617
Total interest expense	2,718	2,948	3,140	2,875	2,593	11,556	9,450	5,106
Net interest income	11,460	11,868	11,868	11,697	11,457	46,890	47,385	34,511
Provision for loan losses	2,273	302	231	(207)	112	438	(156)	1,367
Net interest income after provision	9,187	11,566	11,637	11,904	11,345	46,452	47,541	33,144
Noninterest income	1,444	1,446	1,448	1,328	1,197	5,419	4,701	3,072
Merger/acquisition related expenses	39	171	128	107	-	406	1,826	2,166
Noninterest expense	9,208	8,923	8,803	8,704	8,304	34,734	32,724	25,153
Income before income taxes	1,384	3,918	4,154	4,421	4,238	16,731	17,692	8,897
Provision for income taxes	280	877	915	973	931	3,696	3,910	5,712
Net Income	1,104	3,041	3,239	3,448	3,307	13,035	13,782	3,185
Dividends on Preferred Stock	-	-	-	-	-	-	-	-
Net income available to common shareholders	$1,104	$3,041	$3,239	$3,448	$3,307	$13,035	$13,782	$3,185

Share and Per Share Data:
Earnings per share - basic	$0.06	$0.17	$0.17	$0.18	$0.17	$0.69	$0.87	$0.27
Earnings per share - diluted	$0.06	$0.16	$0.17	$0.18	$0.17	$0.68	$0.87	$0.27
Book value per share	$11.75	$11.61	$11.45	$11.26	$11.04	$11.61	$10.85	$9.72
Tangible book value per share(1)	$10.31	$10.18	$10.03	$9.88	$9.68	$10.18	$9.47	$7.72
Ending shares outstanding	18,055,692	18,330,058	18,513,078	19,261,989	19,326,485	18,330,058	19,311,505	14,009,137
Weighted average shares outstanding:
Basic	18,255,351	18,414,393	19,028,572	19,318,358	19,315,686	19,016,808	15,812,585	11,763,050
Diluted	18,287,064	18,460,118	19,073,235	19,359,492	19,365,354	19,063,237	15,877,633	11,826,977

Selected Performance Ratios:
Return on average assets(2)	0.35%	0.95%	0.99%	1.10%	1.08%	1.03%	1.12%	0.35%
Return on average equity(2)	2.07%	5.67%	5.93%	6.41%	6.32%	6.08%	8.51%	2.93%
Net interest margin	4.03%	4.05%	3.94%	4.06%	4.09%	4.04%	4.19%	4.09%
Efficiency ratio (3)	71.36%	67.02%	66.11%	66.83%	65.62%	66.40%	62.83%	66.93%

Period End Balance Sheet Data:
Gross loans	$1,039,514	$1,029,975	$1,014,928	$997,062	$991,801	$1,029,975	$986,040	$982,626
Total interest-earning assets	1,137,010	1,167,857	1,153,612	1,148,417	1,103,691	1,167,857	1,119,344	1,063,322
Goodwill	24,579	24,579	24,579	24,579	24,579	24,579	24,579	24,904
Core deposit intangible	1,431	1,610	1,803	2,011	1,866	1,610	2,085	3,101
Total assets	1,263,494	1,275,076	1,269,634	1,316,797	1,242,077	1,275,076	1,258,525	1,194,135
Deposits	982,651	992,838	987,673	1,030,250	950,966	992,838	980,427	995,044
Short-term debt	20,000	-	-	-	7,000	-	7,000	28,279
Long-term debt	37,372	57,372	57,372	57,372	57,372	57,372	57,372	19,372
Shareholders' equity	212,085	212,775	212,049	216,845	213,451	212,775	209,611	136,115

Selected Average Balances:
Gross Loans	$1,020,630	$1,017,750	$1,013,331	$982,876	$985,059	$1,004,051	$987,634	$732,089
Total interest-earning assets	1,147,631	1,166,758	1,197,266	1,160,387	1,086,958	1,164,149	1,119,344	813,773
Core Deposit Intangible	1,507	1,680	1,878	1,741	1,951	1,812	2,547	640
Total Assets	1,255,943	1,272,475	1,300,137	1,261,972	1,238,847	1,268,728	1,228,576	898,943
Deposits	972,162	989,721	1,013,504	970,011	949,771	981,132	989,838	738,310
Short-term debt	12,747	-	-	6,824	7,000	3,414	21,393	34,523
Long-term debt	44,625	57,372	57,372	57,372	57,372	57,372	49,357	14,239
Shareholders' equity	214,502	212,849	216,556	215,722	212,130	214,324	161,953	108,709

Asset Quality Ratios:
Nonperforming loans (4)	$12,820	$12,148	$15,560	$16,582	$11,583	$12,148	$11,635	$6,978
Other real estate owned	3,737	3,533	1,442	1,468	1,046	3,533	1,088	1,258
Allowance for loan losses	10,586	8,324	8,056	8,303	8,510	8,324	8,669	8,835
Nonperforming loans (4) to period-end loans	1.23%	1.18%	1.53%	1.66%	1.17%	1.18%	1.18%	0.71%
Allowance for loan losses to period-end loans	1.02%	0.81%	0.79%	0.83%	0.86%	0.81%	0.88%	0.90%
Delinquency ratio (5)	0.43%	0.34%	0.09%	0.12%	0.41%	0.34%	0.19%	0.48%
Net loan charge-offs (recoveries) to average loans (2)	0.00%	0.01%	0.19%	0.00%	0.11%	0.08%	0.00%	0.13%

(1)	Tangible book value per share (a non GAAP measure) is equal to total shareholders’ equity less goodwill and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period. Please refer to the table above for a reconciliation of this non-GAAP measure.
(2)	Annualized.
(3)	Efficiency ratio is calculated as a non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Nonperforming loans consist of non-accrural loans and accruing TDR loans.
(5)	Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.